UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2017

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2017, each of Mark J. O’Brien, James L. Pappas and Shannon E. Smith resigned as a member of the Board of Directors (the “Board”) of Walter Investment Management Corp., a Maryland corporation (the “Company”), effective the same day. Also on such date, the Board elected Anthony N. Renzi, the Company’s Chief Executive Officer and President, Michael M. Bhaskaran, Chief Supply Chain Officer of Staples, Inc., and Neal P. Goldman, the Managing Member of SAGE Capital Investments, LLC, to serve as members of the Board.

Mr. Renzi’s term as a director expires at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), and Messrs. Bhaskaran’s and Goldman’s terms as directors expire at the Company’s 2018 annual meeting of stockholders.

Mr. Bhaskaran was appointed as a member of the Audit Committee and Compliance Committee of the Board, and Mr. Goldman was appointed as the Chair of the Compensation and Human Resources Committee and as a member of the Audit Committee, Compliance Committee and Finance Committee of the Board.

The decision by each of Messrs. O’Brien and Smith and Dr. Pappas to resign as a director of the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

There are no arrangements or understandings between any of Messrs. Renzi, Bhaskaran or Goldman and any other persons pursuant to which such person was appointed a director. None of Messrs. Renzi, Bhaskaran or Goldman has a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s previously-approved compensation for non-employee directors, each of Messrs. Bhaskaran and Goldman will receive a pro rata portion of the annual cash retainer for service on the Board (currently $75,000) and as a member of the Audit Committee (currently $15,000) and Compliance Committee (currently $10,000), in each case based on the period remaining in the current director compensation year. Mr. Goldman will also receive a pro rata portion of the annual cash retainer for service as a member of the Compensation and Human Resources Committee (currently $10,000) and Chairperson thereof (currently, $20,000), in each case based on the period remaining in the current director compensation year. Messrs. Bhaskaran and Goldman will also receive 10,726 immediately vesting restricted stock units, which represents a pro rata portion of the annual stock award for service on the Board previously awarded to non-employee directors for service during the current director compensation year. Messrs. Bhaskaran and Goldman will receive the same insurance, indemnification and expense reimbursement arrangements as apply to other non-employee directors of the Company. Mr. Renzi will not receive additional compensation for his service as a director of the Board.

Item 7.01.	Regulation FD Disclosure.

On January 24, 2017, the Company issued a press release announcing changes to the Board and the record date and meeting for the 2017 Annual Meeting. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this report by reference.

In accordance with General Instruction B.2 of Form 8-K, the information being furnished under this Item 7.01 pursuant to this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated January 24, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: January 24, 2017	By:	/s/ Jonathan F. Pedersen
Jonathan F. Pedersen, Chief Legal Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 24, 2017